SHAREHOLDER MEETING

On December 2, 2005, a joint special meeting of shareholders of the Dodge & Cox Funds was held at which the nine Trustees and nominees identified below were elected. The following is a report of the total votes cast by the Funds' shareholders:

PROPOSAL: Election of Trustees

                                        FOR        WITHHELD              TOTAL
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Trustees:
1. William F. Ausfahl          1,184,162,195     11,475,032      1,195,637,227
2. L. Dale Crandall            1,186,779,006      8,858,221      1,195,637,227
3. Dana M. Emery               1,186,497,036      9,140,191      1,195,637,227
4. John A. Gunn                1,186,448,522      9,188,705      1,195,637,227
5. Harry R. Hagey              1,186,227,617      9,409,610      1,195,637,227
6. Thomas A. Larsen            1,159,731,462     35,905,765      1,195,637,227
7. Will C. Wood                1,187,752,504      7,884,723      1,195,637,227
Nominees:
8. Kenneth E. Olivier          1,158,621,330     37,015,897      1,195,637,227
9. John B. Taylor              1,187,597,104      8,040,123      1,195,637,227